Exhibit 99.2

Quotient

Q1 2022 FINANCIAL RESULTS

May 4, 2022

https://investors.quotient.com

Dear stockholders,
Today, we jointly write to you following our recent leadership transition announcement. Quotient is a changed company, and working closely together, along with the rest of the leadership team, we are maturing from a transactional services business to a scalable promotions network and retail media platform generating repeatable business and recurring revenue. All of these changes, and more that are underway, are designed so that Quotient can deliver even better experiences for our clients and returns for our shareholders. We are confident this will be a smooth leadership transition.
Over the past year, we have recruited a strong team of leaders, many with significant ad tech experience, to further lead our company forward. We recently announced a new CFO, Yuneeb Khan, who brings to Quotient over 25 years of ad tech, financial, strategic and operational experience and we look forward to him officially joining us by July 2022. We also announced the appointment of Daniel Pumphrey, the Company’s new Chief Information and Security Officer, and a new Senior Vice President of Engineering – again, both with impressive ad-tech experience.
Going forward, we are increasingly shifting our business model from one based on transactions and selling individual campaigns to a more scalable one that leverages the strength of our technology platforms and the reach of our networks. In return, we expect to generate improved revenue growth and operating leverage, which is already leading to gross margin expansion and which we believe will also lead to sustainable and profitable growth. There are three key pillars to our growth strategy:
1.	Expand our promotions network
2.	Simplify Retail Media buying
3.	Integrate media and promotions to drive outcomes for brands

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We believe our relentless focus on these key growth drivers will enable us to continue to capture market share and lead to profitable growth. As we enhance our product portfolio, streamline our business operations and ramp up our network expansion model, we believe Quotient will yield meaningful long-term returns for all of our stakeholders.
Expand Our Promotions Network
While our retail partners remain an important pillar of our strategy, we recognize that consumers’ shopping habits have changed and their decision process has become more complex, involving more touch points along their path to purchase. While, based on a study by Brick Meets Click and Mercatus, 87% of grocery purchases are still taking place in physical stores, the pandemic has accelerated the growth of e-commerce and options such as delivery and in-store pickup. As a result, fewer shoppers are visiting retail stores and browsing the aisles during their shopping trips, and many of whom are, are being more deliberate about their purchasing. This has made discovering traditionally available promotions more challenging. As shopping evolves into a more hybrid experience, in-store and online, we are continuing to evolve our network partner model to reach more consumers across more points during the shopping path to purchase – and then making it easy for them to utilize promotions either online or in-store.

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Expanding our network allows us to reach more consumers in more locations across the customer journey, which in turn generates more scale, and is starting to create greater operating leverage and improved margins. We are continuing to scale up existing and recently announced partnerships, and are in the process of launching new partners and experiences on a regular basis.
Along those lines, we recently entered into a partnership to support coupon-enabled on-shelf price tags to retailers. Quotient will incorporate our promotions into shelf tags along with a QR code that shoppers can easily scan and then redeem at checkout through a retailer’s app. We believe this will result in increased awareness and utilization of promotions leading to more sales for retailers, units moved for brands, value for consumers and greater scale for Quotient.

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In addition, we recently extended our partnership with Hy-Vee, launching Quotient’s national rebate capabilities to provide Hy-Vee customers even more ways to save. We believe this will extend the reach and raise awareness of our national rebates, creating greater scale for Hy-Vee and Quotient.

An early indication of where we are headed, one of our e-commerce only partners that incorporates our grocery and household essentials digital coupons into their website and app, has seen very high engagement and redemption rates that average 7.7x our

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network average, as shoppers are able to easily activate promotions as items are added to their cart.

We are continuing to build a strong network that drives more value for our advertiser clients. We believe the expansion of our partner network will help accelerate the migration of promotional spending online, and we expect Quotient to be a major beneficiary of this shift.

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Further fueling the expansion of our national promotions business is the shift in our business model towards duration-based pricing. In the past, we delivered promotions primarily based on the number of coupons delivered, regardless of whether they were redeemed or not. However, advertisers, particularly Consumer Packaged Goods (CPG) brands, who have separate marketing budgets for in-store merchandising, media and promotions, often work to align these different budgets to get better ROI from their spend, leading to improved engagement with shoppers. For example, when promoting an in-store discount or special offer, having a national promotion in market to increase the consumer value proposition and running a media campaign to increase awareness at the same time often improves the ROI on their marketing spend. Our old model of selling often didn’t align with these objectives as, once the contracted number of coupons delivered was reached, the promotion would be discontinued whether the merchandising campaign was still active or not. This made it very challenging for advertisers to align their merchandising and promotional calendars. Switching to duration-based pricing – whereby brands buy a promotional campaign for a certain period of time as opposed to a certain number of coupons delivered – enables alignment between promotional programs and brands’ merchandising calendars, leading to increased brand lift and sales. We launched duration-based pricing in Q4 of 2021 and already 70%+ of bookings are now on duration.

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Financially, our new selling model provides an additional benefit in that campaigns tend to be booked earlier and are billed when booked, positively impacting operating cash flows, as opposed to under the old model where campaigns are billed after they run.
Finally, Quotient has consolidated the multiple ways advertisers offer discounts onto our single platform. Now, shoppers can choose to receive discounts however they prefer – a discount at the time of purchase, a cash-back rebate into a financial account (with no minimum balance required), points in a loyalty program, or any one of a number of other ways. At the same time, we are providing advertisers with consistent budgeting, forecasting, targeting and measurement tools.
While the evolution of our promotions network is an important part of our growth strategy, another element of our promotions strategy is the evolution of our direct-to-consumer offering. We recently announced plans to replace Coupons.com with the much more robust Shopmium experience. Shopmium, which is currently a top shopping

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app in Europe, puts the shopper at its center with advanced capabilities, personalized offerings, and quick and easy savings delivery. It also provides our CPG clients with enhanced targeting capabilities, promotions amplification opportunities, branding pages with tailored content, and sampling capabilities, all of which, we believe, will help to drive better experiences with improved outcomes. We look forward to launching Shopmium in the US later this year.
Simplify Retail Media Buying
As the advertising industry evolves to leverage authenticated and deterministic data to reduce waste and improve performance, Retail Media has become a significant focus for brands given the quality of the data and the ability to reach shoppers close to the point of sale to directly influence purchasing decisions. Despite the expected growth in the channel and the opportunity it presents for brands to drive sales, executing a retail media campaign remains a highly fragmented and manual process. It can require advertisers to buy across numerous retail networks, each with separate target audience definitions and different ad formats, and each requiring different creatives for each banner that are relevant and localized to each audience and store location. So, while many CPGs are interested in retail media, the manpower and costs involved to execute a campaign remains a significant challenge for them, and presents a tremendous opportunity for Quotient to solve. We believe solving these challenges will unlock the long-term, sustainable growth of this valuable marketing channel.
Quotient’s goal is to be the “easy button” for CPGs to target their buyers where they shop, localize creative to a retailer, reach them across all relevant media channels and measure the performance of campaigns, ultimately simplifying execution across the fragmented retail media landscape. We designed our retail media platform to help advertisers and agencies solve for these pain points. By introducing technology into what is currently a very fragmented process, we are able to reduce complexity, time to

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execute and cost to serve. This benefits clients, drives scale and we believe will improve our margin structure.
Real Buyers: When leveraging traditional linear and programmatic advertising, advertisers attempt to discover and target current and potential consumers of their brand based on numerous demographic and other inputs, and then pay to reach them numerous times across multiple media channels and networks, often resulting in over-targeting and wasted budgets. By comparison, the beauty of retail media is that brands do not need guess if they are reaching their buyer nor pay for the same buyer multiple times. Retail media starts with known buyers based on actual purchase history. Leveraging this data enables brands to engage with shoppers across the customer journey, allowing brands to successfully get on shopping lists, and motivating consumers to make a trip to the store, add the brand to their basket, and ultimately purchase these products. Retail media is not about paying multiple times for an audience, which may or may not be relevant, it’s about driving actions of known consumers and moving these consumers from intent to purchase as fast as possible whether in-store or online.
Quotient simplifies the process of identifying a brand’s buyers and building its audience. By leveraging standardized audience definitions, we enable advertisers to define their audience of buyers once and then replicate that definition for each retail media network instead of having to define an audience separately for each retailer and each brand, saving time and cost. This further enables brands to efficiently identify and target their buyers with appropriate media where they actually shop, reducing waste from over-targeting.
Localize Creative: To truly execute at scale brands are required to create content tailored to the specific ad formats, banners, store locations and requirements of each retailer. As an example, a simple retail media campaign today for one brand, one logo, five products, two retailers, five banners and five layouts results in 250 separate ads. Add a few more retailers and it quickly becomes untenable even for the largest and

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most sophisticated CPGs to continue to invest. As part of our transformation, we have been investing in artificial intelligence and machine learning to solve this problem for retail media. Our solution will enable advertisers to dynamically generate tens of thousands of ads from one piece of creative and then leverage our location-based demand side platform to deliver the right ad to the right consumer at the right location in the right ad format using our ad server. The result is to turn what was once a highly manual, time-consuming process into a simple, automated one.

Omni-Channel Reach: We are also expanding the omni-channel reach of our retail media platform by continuing to add media channels and partners to make it a one-stop-shop for media buying. We recently began offering our advertiser clients the ability to buy connected TV (CTV) through our retail media platform. The CTV channel is garnering significant interest from advertisers, reaching an estimated $14.4 billion in 2021 per eMarketer and it is projected to grow at a 27% 3-year CAGR, more than doubling by 2024. Adding CTV expands the breath of our omni-channel retail media capabilities, moving us closer to being a one-stop shop for CPGs’ retail media buying needs. Today we are pleased to announce a new partnership with Tremor Video to enable clients to

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buy CTV. We are excited to welcome them into the Quotient partner network and look forward to providing more information in the future.

“Tremor Video is pleased that Quotient is
expanding its Retail Media offering to our
end-to-end, video-first platform.
Quotient’s scale and experience
leveraging brand purchase data, applied
across our high-quality CTV and video
supply on Unruly, will enable advertisers to
invest in targeted video campaigns that
deliver impactful results across screens.”

Kenneth Suh, Chief Strategy Officer,
Tremor International

Measure Performance: Finally, measurement remains a challenge for advertisers given limited visibility into the true drivers of performance. The recent launch of Quotient’s always on Multi-Touch Attribution capabilities has been important to providing advertisers with transparency on the performance of their media investments. This in

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turn enables them to adjust their spending, targeting or other metrics in response to actual performance in order to optimize their execution in real-time to achieve better outcomes.

“We are excited to see that Quotient is bringing a solution that combines many marketing touch points into one unified media measurement platform. This new transparency has the potential to unlock new opportunities for our brands, improve future program results and ultimately impact category sales. This on-demand access to analytics will help us gain insights and offer more value to our shoppers and to our retail partners.”

Yolanda Angulo, Customer Marketing at Mondelez

As we evolve our retail media business model to a technology platform, we are also providing advertisers with the ability to manage their own campaigns. Our self-service capabilities empower advertisers to make buying decisions with full transparency into how their dollars are being spent. Further, with self-service, advertisers and our retail partners can decide how they want to manage the platform, with their own in-house team, through their agency or even with Quotient if they require the managed support. We believe this transformation should lead to more recurring revenues as we get paid for the utilization of our platform as well as the value of the services we provide, leading to increased operating leverage and ultimately improving our margin profile.
As with any technology platform rollout it takes times to educate clients on the service, teach them how to use it and achieve broad adoption. While we are in the early stages

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of implementation, clients have been receptive and excited for the benefits they can achieve by utilizing our platform.
Integrate Promotions and Media to Drive Outcomes for Brands
The third pillar of our strategy, which we believe differentiates Quotient from its peers, is our ability to connect our promotions and media platforms to provide consumers a “call to action” to drive sales and outcomes.
Consumer shopping habits have evolved over the years with consumers doing more advanced research, creating lists, planning out their trips and, particularly in these inflationary times, being more deliberate in their shopping trips. They are no longer walking up and down the aisles, limiting their ability to discover new products and relevant promotions.  If a brand is executing a merchandising event or promotion in-store and consumers are not in the aisle to see it, did it really happen?
In an increasingly digital native world where only a small section of the weekly circular is dedicated to the top products, brands and retailers can leverage our omni-channel retail media capabilities to reach consumers across various media channels earlier in their purchase journey and create awareness for their in-store merchandising and trade promotion activities. More specifically, we have launched our Promotion Amplification product across several of our retail partners, enabling brands to enhance the visibility and as a result the performance of their in-store merchandising events, and providing brands and merchants a new tool to communicate directly with consumers.
In addition to driving awareness to in-store activities we are also providing brands the ability to amplify their media campaigns by embedding our promotion content into their ads, thus providing a call to action for consumers. With programmatic ad spending

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growing by +16% in 2022 per eMarketer and inflationary pressures weighing on consumers this presents a tremendous opportunity to deliver a targeted value to consumers.
While Quotient has competitors in promotions and competitors in retail media, we are the only company that brings together both promotions and retail media with tools such as Promotion Amplification at scale. As such, we see our ability to amplify promotions in order to drive unit sales and outcomes as a competitive advantage.
In Summary
We believe that Quotient is well positioned to capitalize on the significant growth opportunities ahead of us as we execute on our three key pillars: expand our national promotions network, simplify retail media buying and integrate promotions and media to drive better outcomes for brands. We are confident the steps we’re taking will deliver enhanced results for our advertisers, partners, consumers and shareholders.
We are pleased with the progress we are making and look forward to advancing these efforts in the next chapter of Quotient’s journey.

Sincerely,

Steven Boal	Matt Krepsik
Chief Executive Officer	Chief Technology Officer &
Chief Executive Officer-Designee

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Financial Review

●	We delivered revenue of $78.5 million, down 32% over Q1 2021 on a GAAP basis.

●	GAAP gross profit was $29.4 million and gross margin was 37.4%, compared to $43.3 million and 37.6% in Q1 2021.

●	Non-GAAP gross profit was $32.2 million and gross margin was 41.1%, compared to $50.3 million and 43.7% in Q1 2021.

●	GAAP operating expenses were $54.4 million and 69.3% of revenue, compared to $52.5 million and 45.6% of revenue in Q1 2021.

●	Non-GAAP operating expenses were $41.2 million and 52.5% of revenue, compared to the prior year of $45.5 million and 39.4% of revenue.

●	We recorded a GAAP net loss of $26.3 million, compared to a net loss of $13.4 million in Q1 2021. The increase in GAAP net loss from the prior year was due primarily to a decrease in revenues and an impairment of long-lived and right-of-use assets and costs related to shareholder activism in Q1 2022. Net Loss Per Share in the quarter was $0.28 compared to $0.15 in Q1 2021.

●	Adjusted EBITDA was ($7.1) million, representing a (9.0)% margin.
Revenue Details
We delivered $78.5 million of revenue in Q1 2022, down 32% from $115.3 million in the prior year quarter. Revenue was negatively impacted by the loss of Albertsons effective February 26, 2022 and by a roughly $13 million adjustment related to moving a portion of our revenues from gross revenue recognition to net revenue recognition as a result of

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changes we made to commercial terms and operations. The move to net revenue recognition negatively impacted reported revenues but had no impact on gross profit or EBITDA. Revenue was also negatively impacted by a pullback in national promotions spending by CPGs and, to a lesser extent, the impact of adjustments for restructured partnership agreements and the planned exit from the specialty retail business. These declines were partially offset by growth in digital out-of-home (DOOH) over prior year.
In Q1 2022 media represented 36% and promotions represented 64% of revenue, respectively, versus media representing 40% and promotions representing 60% of revenue, respectively in Q1 2021. The mix shift was primarily related to the move to net revenue accounting which had a larger negative impact on the media component of revenue as content acquisition costs are no longer included in media revenue.
Media revenue declined 38% in the first quarter over the prior year primarily due to the loss of Albertsons and adjustments for gross to net revenue recognition, as well as supply chain related issues.
Promotion revenue decreased 28% in the first quarter over the prior year primarily due to the loss of Albertsons and adjustments for gross to net revenue recognition. Additionally, Q1 2021 benefitted from a strong uplift in CPG marketing spend as, due to the pandemic, unused budgets from the first half of 2020 were shifted into the quarter creating difficult compares. In contrast, Q1 2022 experienced a pull-back in national promotions budgets and spending due to supply chain constraints. Promotion revenue was also negatively impacted by the planned exit from the specialty retail business.
Gross Margin
GAAP gross margin was 37.4% in the first quarter, down 20 basis points compared to the same quarter last year. Margins were negatively impacted by our planned exit from the high margin specialty retail business as well as a lower mix of high margin national

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promotions revenues compared to the prior year. This was partially offset by lower amortization of intangibles as well as the benefit from our business model changes and restructuring of some of our business terms and relationships that required our implementing net revenue recognition accounting.
Non-GAAP gross margin in Q1 2022 was 41.1%, down 260 basis points compared to 43.7% in Q1 2021. The decrease was primarily due to negative operating leverage on lower revenues, largely due to the loss of Albertsons and difficult compares on promotions combined with supply chain issues, and our planned exit from the high margin specialty retail business, as well as a lower mix of high margin national promotions revenues compared to the prior year. This was partially offset by the benefit from our business model changes and restructuring of our business terms and relationships that required our implementing net revenue recognition accounting.
We expect non-GAAP gross margin to improve throughout the year as we continue to implement our business model changes, expand our network partnerships and restructure our business terms and relationships. Specifically, we believe strong growth from higher margin national promotions will drive positive mix, and we intend to expand our partnership network and drive greater adoption of our retail media platform in order to drive operating leverage and scale. Further, going forward the majority of our shopper media and shopper promotion campaigns will be recognized net of third-party media and distribution fees. We believe the combination of these factors, along with continued cost management, will result in growth in gross profits and expansion of gross margins quarter-over-quarter as we move through the year.
Non-GAAP gross margin excludes stock-based compensation expense, amortization of acquired intangible assets and restructuring charges.

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Operating Expenses
We remain focused on managing costs and driving greater efficiencies, while investing appropriately. GAAP operating expenses increased from the prior year by approximately $1.9 million. This increase was primarily due to a $6.1 million impairment charge related to our exiting of a lease and $1.4 million in costs related to shareholder activism. This was partially offset by lower headcount, the removal of marketing costs related to our specialty retail business which we exited, and an increase in capitalized R&D costs.
Non-GAAP operating expenses decreased by approximately $4.3 million in Q1 2022 compared to Q1 2021 primarily due to headcount reductions, lower marketing spend resulting from the planned exit of our specialty retail business and an increase in capitalized R&D costs, partly offset by higher legal and professional service fees. On a quarter-over-quarter basis, non-GAAP operating expenses declined $5.3 million primarily due to lower headcount, marketing spend related to the planned exit from the specialty media business and sales commissions, partially offset by higher bonus accruals.
Non-GAAP operating expenses exclude stock-based compensation; change in fair value of contingent consideration; amortization of acquired intangible assets; restructuring charges; charges for certain acquisition-related costs; impairment of long-lived and right-of-use assets related to our exiting occupancy of a lease; and costs related to shareholder activism.
Adjusted EBITDA
We reported ($7.1) million of adjusted EBITDA in the first quarter of 2022 resulting in a margin of (9.0)%, versus adjusted EBITDA of $6.8 million and a margin of 5.9% in the first

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quarter of 2021. The decline was primarily due to lower revenues and gross profits compared to the prior year, partially offset by lower operating expenses.
Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization; stock-based compensation; restructuring charges; charges for certain acquisition-related costs; change in fair value of contingent consideration; impairment of certain intangible assets, impairment of long-lived and right-of-use assets related to our exiting a lease; costs related to shareholder activism; and other (income) expense, net.
Balance Sheet and Cash Flow
We continue to focus on maintaining a strong balance sheet. Cash flows used in operations was $25.6 million in Q1 2022, a result that was below our forecast due primarily to working capital fluctuations.
We ended Q1 2022 with $202.6 million in cash and cash equivalents, down $34.8 million from the prior quarter primarily due to a $24.8 million earn-out payment associated with our acquisition of Ubimo and a second, and final, $8.0 million upfront payment made to a customer that will be amortized against future revenue.
Looking Forward
While Q1 was a challenging quarter given difficult compares and the loss of one of our large retail partners from late February, we believe the changes we have made to our business over the past two years provide a strong foundation from which to grow profitably. While the loss of Albertsons will continue to negatively impact revenues leading to difficult compares throughout the year, we believe we are successfully executing on our new strategy, including signing up exciting new network partners and making positive changes to our existing partner relationships to extend the

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reach and availability of our promotions, as well as building a self-serve retail media platform designed to be scalable, transparent and a meaningful value-add to our clients and retailers by reducing many of their pain points.
We expect that recently signed network partnerships, combined with expected growth in high margin national promotions revenues and adoption of our retail media platform, will lead to increased scale and operating leverage as the year progresses. We further expect non-GAAP gross margins to continue to improve throughout the year as we remain focused on managing our operating expenses and benefit from the shift from gross to net revenue recognition, although the change in accounting treatment will have no impact on gross profit or adjusted EBITDA. We continue to expect to deliver full year adjusted EBITDA of $35 - $45 million, roughly in-line with the prior year at the mid-point, despite losing one of our large retail partners, as we expect to benefit from operating leverage and cost management measures that we are implementing.
Business Outlook
For the second quarter of 2022, we expect the following:
●	Revenue to be in the range of $68.0 million to $76.0 million.

●	Non-GAAP gross profit to be in the range of $35.0 million to $39.0 million.

●	Adjusted EBITDA to be in the range of ($2.0) million to $2.0 million.

●	Operating cash flow to be in the range of $7.0 million to $12.0 million.

We reiterate our guidance for the full year 2022:

●	Revenue to be in the range of $330.0 million to $345.0 million.

●	Non-GAAP gross profit to be in the range of $180.0 million to $190.0 million.

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●	Adjusted EBITDA to be in the range of $35.0 million to $45.0 million.

●	Operating cash flow to be in the range of $15.0 million to $25.0 million.

Weighted average basic shares outstanding for 2022 are expected to be approximately 95.9 million, slightly below our prior estimate of 96.3 million.
Predicting the mix of revenue between promotion and media is difficult, which could lead to variations in both our Q2 2022 and FY 2022 reported revenue and gross margins. Our outlook is based on current economic conditions, including current supply chain challenges, but could be negatively impacted if conditions worsen.

Upcoming Events

Quotient plans to participate in the following events:
●	Needham Technology & Media Conference, May 17, 2022
●	BMO Farm to Market Conference, May 18, 2022
●	Craig-Hallum Institutional Investor Virtual Conference, June 1, 2022

Earnings Webcast

Quotient will host a conference call and live webcast today at 2:00pm PST to discuss the first quarter 2022 financial results. To listen to a live audio webcast, please visit Quotient’s Investor Relations website at investors.quotient.com. A replay of the webcast will be available at the same website. You may also access the call and register with a live operator by dialing (844) 200 6205, 1 (833) 950 0062 for Canada or +1 (929) 526 1599 for outside the U.S. You will be able to access the call by using code 501372. We suggest registering at least 15 minutes prior to the 2:00 p.m. PST start time.

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About Quotient Technology Inc.

Quotient Technology (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Quotient’s omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General, Peapod Digital Labs, a company of Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in Salt Lake City, Utah, and has offices across the US, as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.
Forward Looking Statements

This stockholder letter includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management, including our current expectations with respect to revenues, non-GAAP operating expenses, Adjusted EBITDA, and operating cash flow for the second quarter of 2022, revenue, non-GAAP gross margin, Adjusted EBITDA for the full fiscal year 2022, and weighted average diluted shares outstanding for fiscal year 2022; our belief that, based upon restructuring of a majority of our commercial terms and operations, we will experience improvement in non-GAAP gross margins in future quarters; our belief that strong growth from higher margin national promotions will drive positive mix; our intent to expand our partnership network and drive greater adoption of our retail media platform in order to drive operating leverage and scale, and our belief that these factors, along with the majority of our shopper media and shopper promotion campaigns being recognized net of third-party media and distribution fees and the impact of continued cost management, will result in growth in gross profits and expansion of gross margins quarter-over-quarter as we move through the year; we believe the changes we have made to our business over the past two years provide a strong foundation from which to grow profitably; our belief that we are successfully executing on our new strategy, including signing up exciting new network partners and making positive changes to our existing partner relationships to extend the reach and availability of our promotions, as well as building a self-serve retail media platform designed to be scalable, transparent and a meaningful value-add to our clients and retailers by reducing many of their pain points; our expectation that recently signed network partnerships, combined with expected growth in high margin national promotions revenues, and continued adoption of our retail media platform will lead to increased scale and operating leverage as the year progresses; our expectation that we will deliver full year adjusted EBITDA of $35 - $45 million, despite losing one of our large retail partners, due to our expectation of benefiting from operating leverage and cost management measures that we are implementing;  difficulty in predicting the future mix of our

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revenue between promotion and media as potentially leading to variations in both our second quarter 2022 and fully year 2022 reported revenue and gross margins; and our current financial outlook as being subject to current economic conditions, including supply chain challenges, and that our financial outlook could be negatively impacted if economic conditions worsen.
Forward-looking statements are based on information available to and the good faith beliefs of our Management team as of the time of this call and are subject to known and unknown risks and uncertainties that could cause actual performances or results to differ materially.
Additional information about factors that could potentially impact our financial results can be found in today's press release and in the risk factors identified in our Annual Reports on Form 10-K filed with the SEC on March 1, 2022 and our Form 10-K/A, Amendment No. 1, filed with the SEC on April 29, 2022. We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	202,583	237,417
Accounts receivable, net	114,263	177,216
Prepaid expenses and other current assets	20,514	19,312
Total current assets	337,360	433,945
Property and equipment, net	21,845	22,660
Operating lease right-of-use-assets	19,393	23,874
Intangible assets, net	10,355	13,003
Goodwill	128,427	128,427
Other assets	12,895	13,571
Total assets	$530,275	$635,480
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,578	$18,021
Accrued compensation and benefits	12,241	20,223
Other current liabilities	58,009	95,279
Deferred revenues	21,209	26,778
Contingent consideration related to acquisitions	—	22,275
Convertible senior notes, net	199,377	188,786
Total current liabilities	299,414	371,362
Operating lease liabilities	25,551	26,903
Other non-current liabilities	419	522
Deferred tax liabilities	1,991	1,991
Total liabilities	327,375	400,778

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	687,557	731,672
Accumulated other comprehensive loss	(1,213)	(1,099)
Accumulated deficit	(483,445)	(495,872)
Total stockholders’ equity	202,900	234,702
Total liabilities and stockholders’ equity	$530,275	$635,480

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QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$78,456	$115,316
Cost of revenues (1)	49,078	71,984
Gross profit	29,378	43,332
Operating Expenses:
Sales and marketing (1)	21,936	27,365
Research and development (1)	9,756	12,056
General and administrative (1)	22,708	12,833
Change in fair value of contingent consideration	—	285
Total operating expenses	54,400	52,539
Loss from operations	(25,022)	(9,207)
Interest expense	(1,154)	(3,730)
Other income (expense), net	36	(228)
Loss before income taxes	(26,140)	(13,165)
Provision for income taxes	166	249
Net loss	$(26,306)	$(13,414)

Net loss per share, basic and diluted	$(0.28)	$(0.15)

Weighted-average shares used to compute net loss per share, basic and diluted	94,924	92,413

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended March 31,
	2022	2021
Cost of revenues	$532	$423
Sales and marketing	891	1,255
Research and development	967	972
General and administrative	3,352	3,194
Total stock-based compensation	$5,742	$5,844

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	26

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(26,306)	$(13,414)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,562	9,431
Stock-based compensation	5,742	5,844
Amortization of debt discount and issuance cost	247	2,846
Impairment of long-lived and right-of-use assets	5,981	—
Allowance (recovery) for credit losses	(396)	(143)
Deferred income taxes	—	249
Change in fair value of contingent consideration	—	285
Other non-cash expenses	1,540	958
Changes in operating assets and liabilities:
Accounts receivable	63,348	18,125
Prepaid expenses and other assets	(1,168)	4,984
Accounts payable and other liabilities	(46,577)	(16,761)
Payments for contingent consideration and bonuses	(19,008)	—
Accrued compensation and benefits	(8,003)	(1,771)
Deferred revenues	(5,570)	(123)
Net cash (used in) provided by operating activities	(25,608)	10,510

Cash flows from investing activities:
Purchases of property and equipment	(2,557)	(2,797)
Net cash used in investing activities	(2,557)	(2,797)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	—	13,070
Payments for taxes related to net share settlement of equity awards	(969)	(2,246)
Principal payments on promissory note and capital lease obligations	(89)	(163)
Payments for contingent consideration	(5,686)	—
Net cash (used in) provided by financing activities	(6,744)	10,661
Effect of exchange rates on cash and cash equivalents	75	(40)
Net (decrease) increase in cash and cash equivalents	(34,834)	18,334
Cash and cash equivalents at beginning of period	237,417	222,752
Cash and cash equivalents at end of period	$202,583	$241,086

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	27

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022		2021
	$	%	$	%
Net Loss ($) / Loss Margin (%) (2)	$(26,306)	(33%)	$(13,414)	(11%)
Adjustments:
Stock-based compensation	5,742	7%	5,844	5%
Depreciation and amortization	4,561	6%	9,431	8%
Acquistion related costs and other (1)	7,621	10%	482	1%
Change in fair value of contingent consideration	—	—	285	—
Interest expense	1,154	1%	3,730	3%
Other (income) expense, net	(36)	—	228	—
Provision for income taxes	166	—	249	—

Total adjustments	$19,208	24%	$20,249	17%

Adjusted EBITDA ($) / Adjusted EBITDA Margin (%) (2)	$(7,098)	(9%)	$6,835	6%
(1) For the three months ended March 31, 2022, Other includes a charge of $6.1 million related to the impairment of certain long-lived and right-of-use assets, $1.4 million related to shareholder activism response costs, and $0.1 million related to restructuring charges. The three months ended March 31, 2021, include no other costs. Acquisition related costs primarily include certain bonuses contingent upon the acquired company meeting certain financial metrics over the contingent consideration period and diligence, accounting, and legal expenses incurred related to certain acquisitions. Restructuring charges relate to severance for impacted employees.

(2) Profit (Loss) Margin and Adjusted EBITDA Margin is the ratio of Profit (Loss) to Revenues and Adjusted EBITDA to Revenues.

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	28

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited, in thousands)

	Q1 FY 21	Q2 FY 21	Q3 FY 21	Q4 FY 21	Q1 FY 22
Net loss	$(13,414)	$(17,201)	$(7,843)	$(7,110)	$(26,306)
Adjustments:
Stock-based compensation	5,844	6,540	4,690	5,738	5,742
Depreciation and amortization	9,431	7,707	7,287	5,039	4,561
Acquistion related costs and other (1)	482	3,251	8,720	1,980	7,621
Change in fair value of contingent consideration	285	242	245	620	—
Interest expense	3,730	3,767	3,809	3,871	1,154
Other (income) expense, net	228	(194)	96	80	(36)
Provision for income taxes	249	218	323	2,841	166

Total adjustments	$20,249	$21,531	$25,170	$20,169	$19,208

Adjusted EBITDA (1)	$6,835	$4,330	$17,327	$13,059	$(7,098)

Adjusted EBITDA Margin (2)	6%	3%	13%	9%	(9%)

(1) Adjusted EBITDA, a non-GAAP financial measure, is net loss adjusted for stock-based compensation, depreciation and amortization, change in fair value of contingent consideration, interest expense, other (income) expense, net, provision for income taxes, and acquistion related costs and other, which includes: charge of $2.6 million related to the impairment of a promotion service right and restructuring charges of $0.2 million during Q2 FY21; charge of $6.5 million related to the impairment of certain intangible assets and restructuring charges of $1.8 million during Q3 FY21; shareholder activism response costs of $0.9 million and restructuring charges of $0.7 million during Q4 FY21; charge of $6.1 million related to the impairment of certain long-lived and right-of-use assets, $1.4 million related to shareholder activism response costs, and $0.1 million related to restructuring charges during Q1 FY22.

(2) Adjusted EBITDA margin is the ratio of Adjusted EBITDA and Revenues.

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	29

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT
(Unaudited, in thousands)

	Q1 FY 21	Q4 FY 21	Q1 FY 22
Revenues	$115,316	$146,414	$78,456

Cost of revenues (GAAP)	$71,984	$91,992	$49,078
(less) Stock-based compensation	(423)	(556)	(532)
(less) Amortization of acquired intangible assets	(6,593)	(2,337)	(2,294)
(less) Restructuring charges	—	(158)	(13)
Cost of revenues (Non-GAAP)	$64,968	$88,941	$46,239

Gross profit (GAAP)	$43,332	$54,422	$29,378
Gross margin percentage (GAAP)	37.6%	37.2%	37.4%

Gross profit (Non-GAAP)*	$50,348	$57,473	$32,217
Gross margin percentage (Non-GAAP)	43.7%	39.3%	41.1%
* Non-GAAP gross profit excludes stock-based compensation, amortization of acquired intangible assets, and restructuring charges.

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	30

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Q1 FY 21	Q2 FY 21	Q3 FY 21	Q4 FY 21	Q1 FY 22
Revenues	$115,316	$123,880	$135,884	$146,414	$78,456

Sales and marketing expenses	27,365	28,467	29,401	27,030	21,936
(less) Stock-based compensation	(1,255)	(1,181)	(1,411)	(1,165)	(891)
(less) Amortization of acquired intangible assets	(866)	(866)	(837)	(637)	(354)
(less) Restructuring charges	—	(217)	(903)	(328)	3
Non-GAAP Sales and marketing expenses	$25,244	$26,203	$26,250	$24,900	$20,694
Non-GAAP Sales and marketing percentage	22%	21%	19%	17%	26%

Research and development	12,056	11,411	11,074	10,400	9,756
(less) Stock-based compensation	(972)	(977)	(1,076)	(851)	(967)
(less) Restructuring charges	—	—	(463)	(106)	3
Non-GAAP Research and development expenses	$11,084	$10,434	$9,535	$9,443	$8,792
Non-GAAP Research and development percentage	10%	8%	7%	6%	11%

General and administrative expenses	12,833	15,009	12,244	16,690	22,708
(less) Stock-based compensation	(3,194)	(3,981)	(1,678)	(3,166)	(3,352)
(less) Restructuring charges	—	—	(463)	(83)	(45)
(less) Acquisiton related costs	(482)	(453)	(380)	(381)	—
(less) Impairment of long-lived and right-of-use assets	—	—	—	—	(6,119)
(less) Shareholder activism response costs	—	—	—	(925)	(1,450)
Non-GAAP General and administrative expenses	$9,157	$10,575	$9,723	$12,135	$11,742
Non-GAAP General and administrative percentage	8%	9%	7%	8%	15%

Non-GAAP Operating expenses*	$45,485	$47,212	$45,508	$46,478	$41,228
Non-GAAP Operating expense percentage	39%	38%	33%	32%	53%

* Non-GAAP operating expenses excludes changes in fair value of contingent consideration, stock-based compensation, amortization of acquired intangible assets, restructuring charges, acquisition related costs, impairment of certain long-lived and right-of-use assets, and shareholder activism response costs.

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	31

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT (FORECASTED)
(Unaudited, in thousands)

	Q2 FY 22 (Forecast)		FY22 (Forecast)
	Low	High	Low	High
Revenues	$68,000	$76,000	$330,000	$345,000

Cost of revenues (GAAP)	$35,900	$40,000	$157,200	$162,300
(less) Stock-based compensation	(400)	(500)	(1,400)	(1,500)
(less) Amortization of acquired intangible assets	(2,500)	(2,500)	(5,800)	(5,800)
Cost of revenues (Non-GAAP)	$33,000	$37,000	$150,000	$155,000

Gross profit (GAAP)	$32,100	$36,000	$172,800	$182,700

Gross profit (Non-GAAP)	$35,000	$39,000	$180,000	$190,000

Q1 2022 FINANCIAL RESULTS AND BUSINESS UPDATES	32